Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Granite Ridge Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Being Registered(2)	Proposed Maximum Offering Price Per Security(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	common stock, $0.0001 par value	457(c)	138,583,928	$9.59	$1,329,019,869.52	0.0001102	$146,457.99
		Total Offering Amounts				$1,329,019,869.52		$146,457.99
		Total Fees Previously Paid						—
		Net Fee Due						$146,457.99

(1)	Consists of (i) 128,233,953 shares of Granite Ridge Resources, Inc. (the “Company” or “Granite Ridge”) common stock, par value $0.0001 per share (“Common Stock”) registered for sale by the selling stockholders named in this registration statement (the “Selling Securityholders” and, the shares sold thereby, the “Registrable Shares”) and (ii) 10,349,975 shares of Common Stock issuable upon the exercise of 10,349,975 Granite Ridge warrants to purchase Common Stock at an exercise price of $11.50 per share (the “Warrants” and, the shares of Common Stock that may be issued upon the exercise thereof, the “Warrant Shares”). The Registrable Shares were issued to the Selling Securityholders (as applicable to each) in accordance with the terms of, and transactions contemplated by, that certain Business Combination Agreement, dated as of May 16, 2022, by and among Executive Network Partnering Corporation (“ENPC”), Granite Ridge Resource, Inc., ENPC Merger Sub, Inc., GREP Merger Sub, LLC and GREP Holdings, LLC. The Warrant Shares are issuable upon exercise of the Warrants pursuant to the terms of that certain Assignment, Assumption and Amendment Agreement, dated as of October 24, 2022 (the “Warrant Agreement Amendment and Assignment”), by and among the Company, ENPC and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), as warrant agent. The Warrant Agreement Amendment and Assignment assigned that certain Warrant Agreement, dated September 15, 2020, as amended on March 24, 2021, by and between ENPC and Continental, to the Company, and the Company agreed to perform all applicable obligations under such agreement.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $9.59, which is the average of the high and low prices of shares of Granite Ridge common stock on November 14, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission) on the New York Stock Exchange.